                                                                      EXHIBIT 12


                   LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
     COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)
                                   UNAUDITED)


                                    FOR THE SIX
                                      MONTHS                        FOR THE YEAR ENDED SEPTEMBER 30,
                                       ENDED            -----------------------------------------------------
                                   MARCH 31, 2003           2002        2001       2000      1999       1998
                                   --------------           ----        ----       ----      ----       ----

Income (loss) from continuing
operations before income taxes
and losses from equity
investments                              $(931)           $(7,083)   $(19,844)   $2,388    $3,828     $1,466

Less: interest capitalized
during the period                           --                  4          16        20        20         17

Add: Fixed charges                         229                644         869       667       612        441
                                      --------            -------     -------   -------   -------    -------
     Total earnings (loss) to
      cover fixed charges:               $(702)           $(6,443)   $(18,991)   $3,035   $4,420      $1,890

Fixed Charges:

Total interest expense including
capitalized interest                   $   173               $469        $659      $434     $428        $298

Interest portion of rental
expenses                                    56                175         210       233      184         143
                                       --------          --------    --------   -------  -------     -------

     Total Fixed Charges               $   229               $644        $869      $667     $612        $441

     Preferred stock dividends
      and accretion                         61                167          28        --       --          --

     Ratio of earnings to
      combined fixed charges
      and preferred stock
      dividend requirements                 --                 --          --       4.6      4.2         4.3

Deficiency of earnings to cover
combined fixed charges and
preferred stock dividend
requirements                            $  992             $7,254     $19,888        --       --          --


Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Preferred stock dividend requirements consist of the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.